HART & HART, LLC
                                ATTORNEYS AT LAW
                             1624 Washington Street
                                Denver, CO 80203
                                   ________                  harttrinen@aol.com
                                  (303) 839-0061            Fax: (303) 839-5414

                               September 26, 2022

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

      Re:   GeoSolar Technologies, Inc.
            Offering Statement on Form 1-A Post-Qualification Amendment #1 File No. 024-11859

This office represents GeoSolar Technologies, Inc. (the "Company"). The Company withdraws its request that the Company's Offering Statement on Form 1-A Post-Qualification Amendment #1 be qualified on Friday September 23, 2022 at 3:00 P.M. Eastern time, or as soon as practicable thereafter.

                                Very Truly Yours,

                                HART & HART, LLC

                               /s/ William T. Hart

                                 William T. Hart